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                                                                  EXHIBIT 16.1


                          OUTSOURCING SERVICES GROUP, INC.
                         CHANGE IN INDEPENDENT ACCOUNTANTS

The consolidated financial statements of Outsourcing Services Group, Inc.
(the "Company") as of December 31, 1995 and for the year then ended, included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report herein. Coopers & Lybrand L.L.P. was replaced on October 25, 1996 by Deloitte & Touche LLP. The decision to change accountants was approved by the Company's Board of Directors. Coopers & Lynbrand L.L.P's report on the December 31, 1995 financial statements does not contain an adverse opinion or a disclaimer of opinion, nor is it qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter or practices, financial statement disclosure, or auditing scope or procedure.